UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A/A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Feldman Mall Properties, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FELDMAN MALL PROPERTIES, INC.
1010 Northern Blvd, Suite 314
Great Neck, New York 11021

November [  ], 2007

Dear Stockholder:

We cordially invite you to attend our 2007 Annual Meeting of Stockholders. We will hold the meeting at 1010 Northern Blvd, Suite 314, Great Neck, New York, 11021 on December 21, 2007 at 10:00 a.m. local time.

At the annual meeting, we will ask our stockholders to:

1. Elect four directors to our Board of Directors to serve until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified;

2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. To approve the convertibility feature of our 6.85% Series A Cumulative Contingently Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), in accordance with the terms of the Series A Preferred Stock.

4. To consider a stockholder proposal if it is properly presented to the meeting.

5. To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

The attached proxy statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the proxy statement carefully.

YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ELECTION OF THE FOUR NOMINEES AS DIRECTORS, THE APPROVAL OF THE CONVERTIBILITY FEATURE OF THE SERIES A PREFERRED STOCK AND THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS ARE IN THE BEST INTERESTS OF THE CORPORATION AND THE BEST INTERESTS OF OUR STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THESE PROPOSALS.

We cordially invite all stockholders to attend the annual meeting in person. Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,

/s/ Larry Feldman
Larry Feldman
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3: APPROVAL OF CONVERTIBILITY FEATURE OF 6.85% SERIES A PREFERRED STOCK
OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

FELDMAN MALL PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On December 21, 2007

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders (the “Annual Meeting”) of Feldman Mall Properties, Inc., a Maryland corporation (the “Company”), will be held at 1010 Northern Blvd, Suite 314, Great Neck, New York 11021 on December 21, 2007 at 10:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

1. To elect to the Board of Directors four members to hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees to the Board are the following: Larry Feldman, Bruce E. Moore, Lawrence S. Kaplan and Paul H. McDowell.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To approve the convertibility feature of our 6.85% Series A Cumulative Contingently Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), in accordance with the terms of the Series A Preferred Stock.

4. To consider a stockholder proposal if it is properly presented to the meeting.

5. To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

The Board has fixed November [  ], 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment of the meeting. Holders of record of our common stock at the close of business on that day will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Thomas E. Wirth
Thomas E. Wirth
Secretary

Great Neck, New York
November [  ], 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

FELDMAN MALL PROPERTIES, INC.
1010 Northern Blvd, Suite 314
Great Neck, New York 11021

PROXY STATEMENT
2007 Annual Meeting of Stockholders
To Be Held December 21, 2007

We are sending this proxy statement to holders of our common stock as of November [  ], 2007 in connection with the solicitation by our Board of Directors of proxies to be voted at our 2007 Annual Meeting of Stockholders or at any postponement or adjournment of the meeting.

This proxy statement is accompanied by a copy of our Annual Report to Stockholders for the year ended December 31, 2006.

About the Meeting

Who is entitled to vote at the meeting?

Only holders of record of our common stock at the close of business on [          ], 2007 are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment of the meeting. On the record date, there were 13,018,831 issued and outstanding shares of common stock.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the voting power of the outstanding common stock on the record date is necessary to constitute a quorum at the Annual Meeting.

What are the voting rights of stockholders and what vote is needed to approve each proposal?

Each stockholder is entitled to one vote for each share of common stock registered in the stockholder’s name on the record date. A plurality vote of the voting power of the outstanding common stock is required for the election of directors. An affirmative vote of a majority of the votes cast at the meeting by holders of our common stock is required for the approval and ratification of each other matter.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted FOR the proposals relating to the election of the four nominees as directors, the approval of the convertibility feature of the Series A Preferred Stock and the ratification of our independent auditors and as recommended by the Board with regard to all other matters in its discretion.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a broker, bank, or other nominee, your shares may be voted by such nominee on the proposals relating to the election of the four nominees as directors and the ratification of our independent auditors, even if you do not provide voting instructions, because they involve matters that are considered routine. Your broker, bank, or other nominee may not vote on the other proposals if you do not provide instructions, because they involve matters that are considered non-routine.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or by attending the Annual Meeting and personally voting the common stock owned of record by you.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies from our stockholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission (the “SEC”) and NYSE. The Altman Group, Inc. has been engaged to solicit proxies on our behalf for a fee of $4,000 plus expenses.

PROPOSAL 1:

ELECTION OF DIRECTORS

In accordance with the provisions of our charter, each member of our Board is elected annually.

All of the nominees for director are presently directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board to replace that nominee. At this time, the Board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

All of the nominees for director, other than Mr. Feldman, are independent within the standards prescribed by the NYSE.

The following table sets forth the name, age and the position(s) with us (if any) currently held by each person nominated as a director:

Name	Age	Title

Larry Feldman	53	Chairman
Lawrence S. Kaplan(1)	64	Director
Bruce E. Moore(2)	64	Director
Paul H. McDowell(3)	46	Director

(1)	Chairman of Audit Committee and Member of Compensation Committee and Nominating and Corporate Governance Committee.

(2)	Chairman of Compensation Committee and Member of Audit Committee and Nominating and Corporate Governance Committee.

(3)	Chairman of Nominating and Corporate Governance Committee and Member of Compensation Committee and Audit Committee.

Larry Feldman is our Chairman and has served as a director of the Company since our incorporation in 2004. He served as the Chief Executive Officer of the Company since our inception through October 2007. From 1999 to 2004 he served as Chairman and Chief Executive Officer of Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1998, he served as Chairman of the Board, Chief Executive Officer and President of Tower Realty Trust. From 1990 until 1997, Mr. Feldman served as President and Chief Executive Officer of Feldman Equities, where he was employed since 1980. Mr. Feldman is also the founder and former Chairman of the Midtown West Association of New York City and a member of the International Council of Shopping Centers and National Association of Real Estate Investment Trusts. Mr. Feldman is also currently the Chairman of the Buildings & Grounds Committee and a member of the Board of Trustees of East Woods School in Oyster Bay Cove, New York. Mr. Feldman graduated from Windham College in 1976 with a Bachelors of Science degree in Economics.

Paul H. McDowell has served as a director of the Company since our initial public offering in December 2004. Mr. McDowell is a founder of CapLease, Inc., a NYSE listed REIT, where he has been continuously employed since 1994, including as Chief Executive Officer since March 2001, and as Senior Vice President, General Counsel and Secretary from 1994 until February 2001. He has served on the board of directors of CapLease since November 2001, where he is also chairman of the investment committee and the investment oversight committee of the board. From 1991 until 1994, Mr. McDowell was Corporate Counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As Corporate Counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a Bachelor of Arts from Tulane University in 1982.

Bruce E. Moore has served as a director of the Company since our initial public offering in December 2004. Mr. Moore has been a Director of American Land Lease, a NYSE listed publicly traded REIT, since July 2001, and is a member of the Audit, Compensation, Nominating and Corporate Governance Committees. From 1998 to 2001, Mr. Moore served as President and Chief Operating Officer of American Land Lease. Mr. Moore is the founder and is the Chief Executive Officer of Brandywine Financial Services Corporation and its affiliates, or Brandywine, a private real estate firm specializing in various aspects of the real estate industry, including asset management, consulting, development, property management, brokerage and capital formation. Mr. Moore holds a Masters in Accounting and a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania. In addition, Mr. Moore is a member of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

Lawrence S. Kaplan has served as a director of the Company since our initial public offering in December 2004. Mr. Kaplan is a Certified Public Accountant and retired as a partner from Ernst & Young LLP in September of 2000 where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan joined Ernst & Young LLP as a partner in 1995 and was actively involved in the formation of numerous publicly traded real estate investment trusts. After his retirement, Mr. Kaplan was retained by Ernst & Young LLP as a consultant during 2000 and 2001. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a member of the board of directors of Highwoods Properties, Inc., a publicly traded REIT, where he serves as chairman of the Audit Committee. Mr. Kaplan is also a member of the board of directors of Maguire Properties, Inc., a publicly traded REIT, where he also serves as chairman of the Audit Committee. Mr. Kaplan holds a Bachelor of Science degree from the University of Chicago and an MBA from Columbia University.

Recommendation Regarding the Election of Directors

The Board recommends that you vote FOR the four named nominees to be elected as our directors.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by our stockholders. We expect a representative of KPMG LLP to attend the Annual Meeting to make a statement, if he or she desires, and to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation Regarding Ratification of the Appointment of KPMG LLP

The Board recommends that you vote FOR ratification of this appointment.

PROPOSAL 3:

APPROVAL OF CONVERTIBILITY FEATURE OF 6.85% SERIES A PREFERRED STOCK

On April 10, 2007, we entered into an agreement to issue and sell to Inland American Real Estate Trust, Inc. (“Inland American”) up to 2,000,000 shares of our Series A Preferred Stock in one or more private placements. The terms of the Series A Preferred Stock are set forth in our articles supplementary with respect to the Series A Preferred Stock (the “Articles Supplementary”).

The Series A Preferred Stock has no stated maturity and has a liquidation preference of $25.00 per share (the “Liquidation Preference”). Dividends on the Series A Preferred Stock accumulate at 6.85% of the Liquidation Preference, payable quarterly. Initially, the Series A Preferred Stock is not convertible into our common stock. However, if our stockholders approve such convertibility, the Series A Preferred Stock will be convertible into our common stock, at the option of the holders thereof, after June 30, 2009, in whole or in part, at an initial conversion ratio of 1:1.77305 (representing an effective conversion price of $14.10 per share of common stock). Under the Articles Supplementary, in the event that stockholder approval to permit such conversion has not been obtained prior to June 1, 2008, the dividend rate on the Series A Preferred Stock will be increased to 7.85% on June 1, 2008 and by 100 basis points each year after that up to a maximum rate of 9.85% at June 1, 2010 (reverting to 6.85% as soon as convertibility approval is obtained). If the convertibility is approved by the stockholders, the rate will remain at 6.85% until conversion or redemption. Dividends will also be permanently increased by an additional 1.00% per annum from and after any failure by us to pay four quarterly dividends on the Series A Preferred Stock (which need not be consecutive).

We have the option to redeem the Series A Preferred Stock at any time beginning on August 1, 2009 at the Liquidation Preference ($25.00 per share). In addition, within 45 days following a merger or consolidation or sale of substantially all of our assets, we may redeem the Series A Preferred Stock at a price equal to 102% of the Liquidation Preference ($25.50 per share) plus accumulated and unpaid dividends. The Company may also redeem the Series A Preferred Stock at 103.5% of the Liquidation Preference ($25.88 per share), plus accrued and unpaid dividends to the date of redemption, at any time following a rejection by our stockholders of approval to permit convertibility.

If we engage in a disposition of 50% or more of our assets in one or a related series of transactions, and if the stockholder approval to permit conversion has by that time been obtained, the Series A Preferred Stock holders will have full conversion rights before June 30, 2009. The conversion rate for the Series A Preferred Stock will be adjusted for stock splits, combinations, stock dividends and other similar recapitalization events. At all times, conversion of the Series A Preferred will be subject to the provisions of our Charter and Bylaws, including capital stock ownership limits and requirements that will allow us to qualify as a real estate investment trust (“REIT”).

Holders of Series A Preferred Stock will have no voting rights except to elect one member of the Board of Directors. From and after the occurrence of a Dividend Default or Financial Covenant Default (each as defined in the Articles Supplementary), the holders of Series A Preferred Stock will have the right to elect a maximum of one additional member of the Board of Directors (regardless of the number of such defaults in existence).

The Series A Preferred Stock requires that, starting as of March 31, 2008 (upon public release of the unaudited interim financial statements for such date) we are required to satisfy a Fixed Charge Coverage Ratio and a Capitalization Ratio, each as defined in the Articles Supplementary.

At the Annual Meeting, stockholders are being asked to approve the convertibility of the Series A Preferred Stock. If approved by an affirmative vote of a majority of the votes cast at the meeting by holders of our common stock, the Series A Preferred Stock will be convertible into our common stock on the terms described above at an initial conversion ratio of 1:1.77305 (representing an effective conversion price of $14.10 per share of common stock).

Recommendation Regarding Approval of Convertibility Feature of the Series A Preferred Stock

The Board recommends that you vote FOR approval of this convertibility feature for the following reasons:

By approving the convertibility feature of the Series A Preferred Stock, we will avoid increasing the dividend rate of the Series A Preferred Stock as outlined above.

We believe that avoiding the increase in dividends on the terms outlined above is more important to us at this stage than allowing the holders of the Series A Preferred Stock to convert their shares into common stock, which will effectively allow such holders to share in the appreciation of our common stock price only at or above the $14.10 level.

PROPOSAL 4:

MERCURY’S PROPOSAL THAT THE COMPANY ENGAGE AN INVESTMENT BANK
TO PURSUE STRATEGIC ALTERNATIVES

Mercury Real Estate Advisors LLC (“Mercury”), Three River Road, Greenwich, CT 06807, owner of 590,453 shares of the Company’s common stock, has given notice to the Company on December 18, 2006 that it intends to present for action at the Annual Meeting the following stockholder proposal (the “Mercury Proposal”):

The stockholders of the Company recommend that the Board promptly engage an investment banking firm and pursue a sale or liquidation of the Company.

Mercury believes a sale of the Company is in the best interests of stockholders for the following reasons:

(1) The Company has failed to match returns reflected by certain industry benchmarks. Since going public on December 15, 2004, the Company has posted a total return of negative 4.79%. The MSCI US REIT Index has achieved a total return of positive 55.77% over this same period. This reflects substantial underperformance of 60.53%.

(2) The Company lacks the sufficient size required to operate as a public company. In Mercury’s view, shareholders’ equity is being wasted on general and administrative expenses that are not commensurate with the size of the company. General and administrative expenses at the Company totaled 13.6% of revenues during fiscal 2005 while the ratio of G&A to revenues in the Company’s Peer Group average 4.3%.

(3) The Company has suffered a series of earnings misses and downward revisions to guidance. The first downward revision of guidance came in November 2005 with regards to third quarter 2005 results. The Company lowered FFO/share guidance 17% from a range of $0.28-$0.30 to $0.23-$0.25. Fourth quarter 2005 FFO/share guidance was also lowered from a range of $0.25-$0.27 to $0.17-$0.18. This is a 32% decrease from the guidance that was offered just a few months prior. In Mercury’s view, management has lost credibility with investors as a result of being overly optimistic and not realistic on a number of occasions.

(4) The Company is an attractive acquisition candidate for a national or regional mall owner/operator. While Mercury believes that the Company is too small to generate economies of scale with its widely dispersed portfolio, several of the national or regional owner/operators could achieve operating synergies through an acquisition of the Company. Further, Mercury believes the Company is trading at a significant discount to its intrinsic or liquidation value.

Mercury has submitted additional letters to the Board on January 30, 2007, March 20, 2007 and May 16, 2007 requesting that the Company hire an investment bank to explore various strategic alternatives.

If you AGREE, please mark your proxy FOR this resolution.

Recommendation Regarding Approval of Mercury’s Proposal that the Company Engage An Investment Bank to Pursue Strategic Alternatives

The Board is not taking any position regarding the Mercury Proposal and believes that it is no longer relevant for us since we have already hired an investment bank to explore various strategic alternatives. As previously announced by us, on June 5, 2007, we retained Friedman, Billings, Ramsey & Co. to assist us in exploring strategic alternatives in order to enhance stockholder value. These strategic alternatives included the raising of capital through the sale of our assets, joint ventures or strategic partnerships, selective acquisitions or dispositions, and our combination, sale or merger with another entity.

These efforts have not yet led to our announcement or completion of any of these alternatives. The Board remains committed to exploring strategic alternatives, but does not believe that a sale, merger or other strategic alternative is imminent under the current market conditions.

OTHER INFORMATION

Information Regarding the Board of Directors and Its Committees

How often did the Board meet during 2006?

The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended December 31, 2006, the Board held eight meetings attended by all directors and acted ten times by written consent in lieu of a meeting.

What Committees has the Board Established?

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee

The Audit Committee is responsible for, among other things, retaining or dismissing our independent registered accounting firm, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent auditors.

From the date of our initial public offering in December 2004 through the current date, the Audit Committee has been composed of Lawrence S. Kaplan (Chairman), Bruce E. Moore and Paul H. McDowell. Each of the members of the Audit Committee is independent as defined by the Audit Committee’s charter and the NYSE listing standards. Mr. Kaplan qualifies as an “audit committee financial expert” as defined by the SEC. Other members of the Board may also qualify as financial experts. The Audit Committee operates under a written charter that was adopted by the Board in 2004. A copy of the charter may be found on our website at www.feldmanmall.com. The Audit Committee met 11 times during 2006.

The Compensation Committee

From the date of our initial public offering in December 2004 through the current date, the Compensation Committee has been composed of Lawrence S. Kaplan, Bruce E. Moore (Chairman) and Paul H. McDowell. Each of the members of the Compensation Committee is independent as defined by the Compensation Committee’s charter and the NYSE listing standards. The functions of the Compensation Committee are described under the Report of Compensation Committee contained elsewhere in this proxy statement. The Compensation Committee operates under a written charter that was adopted by the Board in 2004. A copy of the charter may be found on our website at www.feldmanmall.com. The Compensation Committee met four times during 2006.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Committee considers and recommends to the Board individuals to serve as our directors. In making such recommendations, the Nominating and Corporate Governance Committee consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to the Company, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by stockholders and generally shall guide the process of recruiting new directors. The Nominating and Corporate Governance Committee may employ professional search firms or consultants (for which it may pay a fee) to assist it in identifying potential members of the Board with the desired skills and disciplines. Nominations made by stockholders should be made in accordance with the procedures set forth in this proxy statement under “Corporate Governance Initiatives — Stockholder Nominations for Directors.” Candidates proposed by stockholders will be considered using the same criteria and in the same manner as all other candidates are considered.

From the date of our initial public offering in December 2004 through the current date, the Nominating and Corporate Governance Committee has been composed of Lawrence S. Kaplan, Bruce E. Moore and Paul H. McDowell (Chairman). Each of the members of the Nominating and Corporate Governance Committee is independent, as independence is defined by the NYSE listing standards. The Nominating and Corporate Governance Committee operates under a written charter that was adopted by the Board in 2004. A copy of the charter may be found on our website at www.feldmanmall.com. The Nominating and the Corporate Governance Committee met two times during 2006.

Are there any special arrangements under which members of our Board serve as Directors?

No arrangement or understanding exists between any director and any other person or persons pursuant to which any director was or is to be selected as a director or nominee.

Executive Officers and Other Officers

Who Are Our Key Officers?

Information with regard to some of our other key officers is set forth below. All of our officers serve at the pleasure of the Board and are customarily appointed as officers at the annual organizational meeting of the Board held following each annual meeting of stockholders.

Thomas Wirth has been our President and Chief Financial Officer since October 2007. He has served as our Executive Vice President and our Chief Financial Officer since December, 2004. Mr. Wirth is responsible for managing all of our capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Mr. Wirth served as a Vice President and Principal Accounting Officer of SL Green Realty Corp. from February 2004 to August 2004, Chief Financial Officer of SL Green Realty Corp. from June 1999 to February 2004, and Vice President of Finance of SL Green Realty Corp. from 1997 to 1999. Prior to joining SL Green Realty Corp., Mr. Wirth was Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., a waste management company acquired in 1997 by USA Waste Systems, Inc. Mr. Wirth also spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth received his B.A. degree in business management and accounting from Gettysburg College in 1985.

James Bourg has served as a director of the Company since our incorporation in 2004. Mr. Bourg is an Executive Vice President of the Company and serves as our Chief Operating Officer. From 1999 to 2004, he served in various partnership capacities with Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1999, he served as Vice President of Development and Acquisitions — Southwest Region of Tower Realty Trust. Prior to joining Tower Realty Trust, he served as the Vice President of Development & Acquisitions-Southwest Region of Tower Equities. Prior to that, Mr. Bourg was a Real Estate Investment Sales Specialist at Grubb & Ellis with emphasis on financial and real estate evaluation for institutional sellers and he has over 16 years of real estate experience. Mr. Bourg graduated from California State Polytechnic University in 1978 with a Bachelor of Science degree in accounting.

REPORT OF THE AUDIT COMMITTEE

In connection with our financial statements for the fiscal year ended December 31, 2006, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent registered public accounting firm their independence. The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions referred to above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements referred to above and we recommended to the Board that the financial statements be included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006 filed with the SEC.

Submitted by the Audit Committee:

Lawrence S. Kaplan (Chairman)
Bruce E. Moore
Paul H. McDowell

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s final corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of our corporate website at www.feldmanmall.com to view or to obtain copies of our committee charters, code of business conduct and ethics and corporate governance guidelines. Additional information relating to the corporate governance of our company is also included in other sections of this Proxy Statement.

Corporate Governance Guidelines

Our Board has approved a set of guidelines that provide the framework for the governance of our Company. Our Board recognizes that there is on-going and energetic debate about corporate governance standards and that best practices and legal requirements will evolve over time. Our Board will review these guidelines and other aspects of governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.feldmanmall.com and are available in print to any stockholder upon request.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the directors serving on our Board must be independent as required by NYSE listing standards. Based upon its review of all relevant facts and circumstances, our Board has affirmatively determined that three of our company’s five current directors, Lawrence S. Kaplan, Bruce E. Moore, and Paul H. McDowell, qualify as independent directors under NYSE listing standards.

Meetings of Non-Management Directors

Our non-management directors meet regularly in scheduled executive sessions, without management present. These meetings normally follow each scheduled quarterly meeting of our Board. The current chairman of our Board is Larry Feldman and the current chairman of the Nominating and Corporate Governance Committee is Paul H. McDowell. Stockholders wishing to communicate directly with the chairman of the executive sessions of non-management directors or the non-management directors may send correspondence addressed in care of: Company Secretary, 1010 Northern Boulevard, Suite 314, Great Neck, NY 11021.

Committee Charters

Our Audit, Compensation, Disclosure and Nominating and Corporate Governance Committee charters meet the standards that have been established by the NYSE. Copies of these charters are available on our website at www.feldmanmall.com and are available in print to any stockholder upon request.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code, and a culture of honesty and accountability. A copy of the Code has been provided to each of our directors, officers and employees. Among its many features, the Code describes how employees can report any matter that may be of concern to them on an anonymous basis. We have also established an independent hotline service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations. A copy of our Code of Business Conduct and Ethics may be found on our website at www.feldmanmall.com and is available in print to any stockholder upon request.

Audit Committee Financial Expert

Our Board has determined that Lawrence Kaplan, the chairman of our Audit Committee, meets the criteria of an audit committee financial expert, as adopted by the SEC. Mr. Kaplan has agreed to serve as our company’s Audit Committee financial expert.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management staff. The Disclosure Committee meets at least quarterly. The purpose of the Committee is to bring together employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Board of Directors and, as appropriate, to our Audit Committee. The Disclosure Committee has adopted a written charter to memorialize the Committee’s purpose and procedures. A copy of the charter may be found on our website at www.feldmanmall.com.

Communications with Stockholders

We provide the opportunity for stockholders to communicate with the members of our Board. Communications to members of our Board, any of its committees, or one or more of its individual members may be made by mail to c/o Company Secretary, 1010 Northern Boulevard, Suite 314, Great Neck, NY 11021.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the anonymous and confidential submission by employees of complaints or concerns regarding questionable accounting and auditing matters and (2) the receipt, retention and treatment of employee complaints or concerns regarding such matters. An employee may make a report by (i) calling our Compliance Hotline at 866-294-5491, (ii) emailing our Compliance Email Box at

https://secure.ethicspoint.com/domain/en/report_custom.asp?clientid=8076, or (iii) delivering the report via regular mail, to c/o Audit Committee, Feldman Mall Properties, Inc., 1010 Northern Boulevard, Suite 314, Great Neck, NY 11021. Any such communications may be made anonymously.

Identification of Director Candidates

Our Corporate Governance Guidelines and the written charter of the Nominating and Corporate Governance Committee give such committee responsibility for assisting our Board in identifying and reviewing director candidates to determine whether they qualify for membership on our Board and for recommending to our Board the director nominees to be considered for election at our annual meetings of stockholders.

Our Nominating and Corporate Governance Committee seeks candidates from diverse business, professional and educational backgrounds with the highest personal and professional ethics, integrity and values and outstanding achievements, judgment and other skills and experience that will be committed to representing the long-term interests of the company and its stockholders. The Nominating and Corporate Governance Committee reviews candidates with the objective of assembling a slate of directors that can best fulfill the company’s goals and promote the interests of stockholders.

Members of our Board will be asked to submit recommendations to the Chairman of our Nominating and Corporate Governance Committee when it is determined that there is an opening or an anticipated opening on our Board. Our Nominating and Corporate Governance Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates. If our Nominating and Corporate Governance Committee were to use the services of a third party, it would expect to pay a fee for such services.

Our Nominating and Corporate Governance Committee will also consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board.

EXECUTIVE COMPENSATION

Overview

Set forth below is a discussion of the principles underlying our executive compensation policies and decisions, which are the most important factors relevant to an analysis of these policies and decisions. They provide qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our executive officers and places in perspective the data presented in the table and narrative that follow.

Compensation Discussion and Analysis

The Compensation Committee sets our compensation philosophy.

The basic philosophy underlying our executive compensation policies, plans, and programs is that executive and stockholder financial interests should be aligned as closely as possible, and that compensation should be based on delivering pay commensurate with performance. Accordingly, the executive compensation program for our executive officers has been structured to achieve the following objectives:

•	To attract, retain, motivate and reward key employees to drive achievement of the Company’s current and long-term strategic, business and financial goals in the creation of stockholder value;

•	To provide an appropriate mix of current compensation and long-term rewards, which is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits;

•	To align stockholder interests and employee rewards; and

•	To establish appropriate incentives for management and employees that are consistent with the Company’s culture and values.

In accordance with these objectives, a significant part of executive compensation is subject to the overall performance of the Company and the total return generated for the Company’s stockholders. We believe that this approach best enables us to achieve our objectives and satisfy the interests of our stockholders.

One primary performance measure that we intend to use is the total rate of return to our stockholders, which we define as dividends paid (assuming reinvestment) plus appreciation in the price of our common stock.

Setting Executive Compensation

The Compensation Committee is comprised of three independent directors, Bruce Moore (Chairman), Larry Kaplan and Paul McDowell. The Compensation Committee exercises independent discretion in respect of executive compensation matters. The Compensation Committee operates under a written charter adopted by our Board, a copy of which is available on our website at www.feldmanmall.com.

The Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual bonus amounts and other long-term incentive compensation as well as the allocation of such items among cash and equity compensation for our Chairman and former Chief Executive Officer. With respect to the compensation of our other executive officers, the Compensation Committee solicits recommendations from our former Chief Executive Officer regarding compensation and reviews his recommendations. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation. The ultimate determination on total compensation and the elements that comprise that total compensation is made solely by the Compensation Committee.

The Compensation Committee meets regularly during the year (four meetings during 2006) to evaluate executive performance against the goals and objectives set at the beginning of the year, to monitor market conditions in light of these goals and objectives and to review the compensation practices. The Compensation Committee then reports to our Board.

What Executive Compensation is Designed to Reward

The Compensation Committee has designed executive compensation to achieve three primary objectives:

•	Hiring Key Executives. Hiring an experienced, committed and effective team.

•	Linking Compensation to Performance. The Compensation Committee generally rewards the achievement of specific annual, long-term and strategic goals of both our Company and each individual executive officer. The Compensation Committee measures performance of each executive officer by considering (1) our performance and the performance of each executive officer’s department against financial measures established at the beginning of the year and (2) a subjective evaluation of each executive officer. The Compensation Committee evaluates the performance of our Chairman and former Chief Executive Officer without utilizing any predetermined measures.

•	Aligning the Interests of our Executive Officers with our Stockholders. Long-term incentive compensation is designed to provide incentives for executive officers to successfully implement our long-term strategic goals and to retain such executive officer. We have designed our annual and long-term incentive programs to award performance-based equity to allow our executive officers to grow their ownership in our Company and create a further alignment with our stockholders.

Measuring 2006 Performance

Our compensation philosophy measures our performance as a whole and the performance of each department. Our former Chief Executive Officer has prepared performance targets for each of our executive officers, other than the Chairman and former Chief Executive Officer, and these performance targets have been reviewed with the Compensation Committee. These targets measure performance through the achievement of specific, objective financial goals by us and the department of each executive officer as well as through a subjective evaluation of each executive officer. The Compensation Committee has not prepared predetermined performance targets for our Chairman and former Chief Executive Officer.

Elements of our Executive Compensation Program and Why We Chose Each Element

Executive compensation has been structured to provide short and long-term incentives that promote continuing improvements in our financial results and returns to our stockholders. The elements of our executive compensation are primarily comprised of three elements designed to complement each other. We view the various components of compensation as related but distinct. The Compensation Committee designs total compensation packages that it believes will best create retention incentives, link compensation to performance and align the interests of our executive officers and our stockholders. Each of our named executive officers has an employment agreement with us. Such agreements provide for certain severance or change of control payments under specified circumstances.

•	Annual base salaries. Annual base salaries are paid for ongoing performance throughout the year. Our policy is to set salaries at levels we believe will attract, retain and motivate highly competent individuals. In establishing base salary levels for the Company’s key executives, we consider the executive’s position and responsibility, experience, length of service with the Company and overall performance, as well as the compensation practices of other companies in the markets where the Company competes for executive talent. We provide this element of compensation to compensate executive officers for services rendered during the fiscal year.

•	Bonuses. We intend to award bonuses in the future to executive officers and other employees based upon: (1) overall Company performance; (2) departmental performance; (3) individual performance; and (4) other factors we determine to be appropriate. Bonuses may consist of a cash component and an equity component. The equity component will likely consist of restricted stock. Restricted stock awards typically vest in equal installments over a period of years. We provide this element of compensation because we believe that it promotes loyalty, hard work and focus, honesty and vision.

•	Long-Term Incentives. Our 2004 long-term stock incentive plan provides for long-term incentives through grants of restricted stock, long-term incentive units (“LTIP units”), stock appreciation rights, phantom shares, dividend equivalent rights and/or other equity-based awards, the exact form and number of which will vary, depending on the position and salary of the executive officer. These equity based awards will be designed to link executive compensation to our long-term common stock performance. The Compensation Committee has the full authority to administer and interpret our 2004 long-term stock incentive plan, to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2004 long-term stock incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our 2004 long-term stock incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our 2004 long-term stock incentive plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee establishes performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. We provide this element of compensation because we believe that it provides an incentive for executive officers to remain with us and focus on the long-term growth in our stock price. For more information on our 2004 long-term stock incentive plan, we refer you to our Registration Statement on Form S-11 filed by us on December 14, 2004. There were no long-term incentive awards issued in 2006 and 2005 to our current executive officers.

Other Personal Benefits

Employee compensation also includes various benefits, such as health insurance plans and profit sharing and retirement plans in which substantially all of the Company’s employees are entitled to participate. At the present time, we provide health, life and disability insurance plans and a 401(k) plan, standard paid time off benefits and other standard employee benefits.

How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

Our compensation program seeks to reward our executive officers for their superior performance and our Company’s performance, while closely aligning the interests of our executive officers with the interests of our stockholders. In making compensation decisions, the Compensation Committee considers various measures of Company and industry performance, including funds from operations (FFO). Consistent with this approach, the Compensation Committee pays our executive officers annual base salaries in order to provide them with a minimum compensation level that is intended to reflect such executive officer’s value and contributions to our success in light of salary norms of our competitors. The Compensation Committee may elect to pay our executive officers annual incentives to reward them for achievement of financial and other performance of our Company and of such executive officer’s department, with a component of performance based on a subjective evaluation. The Compensation Committee may elect to pay our executive officers long-term incentives to act as a retention tool and to provide continued and additional incentives to maximize our stock price and thereby more closely align the economic interests of our executive officers with those of our stockholders. Through the elements of our compensation program, the Compensation Committee seeks to maintain a competitive total compensation package for each executive officer, while being sensitive to our fiscal year budget, annual accounting costs and the impact of share dilution in making such compensation payments.

Other Matters

Tax and Accounting Treatment.  The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executive officers with appropriate compensation for their performance. The Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.

We account for stock-based payments through our 2004 long-term stock incentive plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R).

Other Policies

Although we do not have any policy in place regarding minimum ownership requirements for either our executive officers or directors, our named executive officers all have significant stakes in us. We do not have any policy in place regarding the ability of our executive officers or directors to engage in hedging activities with respect to our common stock. In addition, we do not have nonqualified deferred compensation plans.

Compensation Committee Report

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee, which is composed of the non-management directors named above, each of whom has been determined by our Board to be independent under the applicable rules of the SEC and the NYSE listing standards.

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our 2006 Annual Report on Form 10-K/A.

Submitted by our Compensation Committee

Bruce E. Moore (Chairman)
Larry S. Kaplan
Paul H. McDowell

Summary Compensation Table(1)

The following table sets forth the annual base salary and other compensation paid or earned in 2006 to our Chief Executive Officer and our four other most highly compensated officers. The executive officers are referred to herein collectively as the “named executive officers.”

					All Other
				Restricted Stock	Compensation
Name and Principal Position	Year(2)	Salary ($)	Bonus ($)	Awards ($)(3)	($)(4)	Total

Larry Feldman(5)	2006	250,000	—	—	9,749	259,749
Chairman and Chief Executive Officer
James C. Bourg	2006	225,000	20,000	—	8,793	253,793
Director, Executive Vice President and Chief Operating Officer
Thomas Wirth(6)	2006	225,000	20,000	190,261	78,556	513,817
Executive Vice President and Chief Financial Officer
Lloyd Miller(7)	2006	225,000	117,500	142,910	76,525	561,935
Executive Vice President of Leasing
Wayne Snyder(7)	2006	225,000	50,000	105,000	55,167	435,167
Executive Vice President and Chief Development Officer

(1)	The columns for “Option Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(2)	We have included only one year of compensation in this table, as permitted by SEC rules phasing in new disclosure requirements.

(3)	Amounts shown do not reflect compensation actually received by the named executive. Instead, the amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with SFAS No. 123(R) for restricted stock that vested during 2006. See note 2 to the financial statements included in our Form 10-K for the assumptions we made in valuing all the awards included in this column.

(4)	The amounts in this column include the following:

		Health Insurance	Dividends on Stock	All Other
	Car Allowance	Premiums(a)	Awards	Compensation

Larry Feldman	$6,000	$3,749	$—	$9,749
James C. Bourg	6,000	2,793	—	8,793
Thomas E. Wirth	6,000	2,556	70,000	78,556
Lloyd Miller	6,000	—	70,525	76,525
Wayne Snyder	6,000	3,667	45,500	55,167

(a)	Represents annual amounts for health insurance costs in excess of amounts paid for non-executive officers. We currently pay 75% of health insurance premiums for all full-time employees and their families and 100% of health insurance premiums for executive officers and their families. Insurance costs included in the table represent the 25% of premiums that we do not pay for all full-time employees.

(5)	As of October 26, 2007, Mr. Feldman resigned his position as Chief Executive Officer of the Company.

(6)	As of October 26, 2007, Mr. Wirth was appointed President and Chief Financial Officer of the Company.

(7)	Effective January 2007, Mr. Snyder is no longer employed by our Company. Effective April 2007, Mr. Miller is no longer employed by our Company.

Stock Grants and Stock Options in 2006

During 2006, we granted restricted stock awards totaling 135,530 shares of stock to 20 employees and 3,000 vested shares (1,000 each) to the three independent directors. Executive officers received none of these awards.

Aggregate Option Exercises in 2006

No options were exercised by any Company employees, officers or directors during 2006.

Stock Vested in 2006(1)

The following table sets forth information about the vesting of our named executive officers’ restricted stock awards in 2006:

	Number of Shares
	Acquired on	Value Realized
	Vesting	on Vesting(2)
Name	#	$

Larry Feldman(3)	—	$—
James C. Bourg	—	—
Thomas E. Wirth(4)	15,385	188,005
Lloyd Miller	15,500	181,970
Wayne Snyder	10,000	110,500

(1)	The columns related to stock option awards have been omitted because they are not applicable.

(2)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(3)	As of October 26, 2007, Mr. Feldman resigned his position as Chief Executive Officer of the Company.

(4)	As of October 26, 2007, Mr. Wirth was appointed President and Chief Financial Officer of the Company.

Outstanding Equity Awards(1)

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of December 31, 2006.

Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or Payout
		Market Value of	Number of Unearned	Value of Unearned
	Number of Shares of	Shares of Stock	Shares, Units or	Shares, Units or
	Stock That Have Not	That Have Not	Other Rights That	Other Rights That
	Vested #	Vested(2) #	Have Not Vested #	Have Not Vested $

Larry Feldman(3)	—	$—	—	$—
James C. Bourg	—	—	—	—
Thomas E. Wirth(4)	61,538	766,148	—	—
Lloyd Miller(5)	62,000	771,900	—	—
Wayne Snyder(6)	40,000	498,000	—	—

(1)	The columns related to stock option awards have been omitted because they are not applicable.

(2)	The amounts in this column have been computed based on the closing price of our common stock on December 29, 2006, the last business day of the year ($12.45). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.

(3)	As of October 26, 2007, Mr. Feldman resigned his position as Chief Executive Officer of the Company.

(4)	These shares vest in four equal installments on January 1, 2007, 2008, 2009 and 2010. As of October 26, 2007, Mr. Wirth was appointed President and Chief Financial Officer of the Company.

(5)	Mr. Miller’s shares were forfeited in 2007 in connection with his departure from our Company in April 2007.

(6)	Mr. Snyder’s shares were forfeited in 2007 in connection with his departure from our Company in January 2007.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Bruce E. Moore (Chairman), Lawrence S. Kaplan, and Paul H. McDowell. No member of our Compensation Committee is or was formerly an officer or an employee of the

Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Company’s Board, nor has such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were met.

Directors’ Compensation(1)

Mr. Feldman does not receive any compensation from us for his services as a director. The Company pays non-employee directors an annual retainer of $50,000, paid in quarterly installments of $12,500. The chairman of the Audit Committee receives an additional $30,000 per annum, paid in quarterly installments of $7,500 and the chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional $2,500 per annum. In addition, non-employee directors were entitled to receive 1,000 shares of stock upon completion of the Company’s initial public offering and an additional 1,000 shares upon each annual meeting of stockholders; 2,000 shares of stock were issued to each of the non-employee directors in 2005 in satisfaction of such obligations. Each stock grant to non-employee directors is non-contingent and vests immediately upon issuance. In 2006, each director received 1,000 shares of stock that vested on the grant date.

		Fees Earned	Stock
Name and Principal Position	Year(2)	or Paid in Cash	Awards ($)(3)	Total ($)

Lawrence S. Kaplan	2006	$80,000	11,750	$91,750
Bruce E. Moore	2006	52,500	11,750	64,250
Paul H. McDowell	2006	52,500	11,750	64,250

(1)	The columns for “Option Awards”, “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” have been omitted because they are not applicable.

(2)	We have included only one year of compensation in this table, as permitted by SEC rules phasing in new disclosure requirements.

(3)	Amounts in this column represent the grant date fair value of the stock awards recognized for financial reporting purposes in accordance with SFAS No. 123(R). Each director received 1,000 shares of fully vested stock in 2006; the closing market price of our stock on the grant date was $11.75.

The Company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our Amended and Restated Charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit, or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the Amended and Restated Charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources, or (2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. In addition, we have obtained director and officer insurance for our directors and executive officers.

Employment Agreements

As discussed in the Report of our Compensation Committee, our Company has a written employment agreement with Larry Feldman, the Chairman of our Board and until recently our Chief Executive Officer. If Mr. Feldman’s employment is terminated (i) by Mr. Feldman for a good reason, generally defined as material reduction of authority, duties or responsibility, reduction in annual salary below $250,000, relocation of his office more than 25 miles from Long Island, New York, failure of our Company to provide an office, equipment and secretarial assistance, failure of our Company to pay any amounts owing under the employment agreement, or our Company’s breach of the employment agreement, or (ii) by our Company other than as a result of Mr. Feldman’s death, disability, conviction of (or pleading nolo contendere to) a felony, or engagement in the performance of his duties in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, Mr. Feldman also will be entitled to (a) a lump sum cash payment equal to 2.99 multiplied by the sum of Mr. Feldman’s then current annual base salary and Mr. Feldman’s maximum potential bonus for the year (subject to certain minimum amounts) in which termination occurs (e.g. three times Mr. Feldman’s then current annual base salary), (b) full vesting of all outstanding equity-based awards held by Mr. Feldman, (c) three years of continuing coverage under group health plans, and (d) any additional tax gross-up payment necessary for Mr. Feldman to pay any excise tax imposed on “excess parachute payments” under Section 4999 of the Internal Revenue Code. Mr. Feldman’s employment agreement also provides that, during the term of his employment and for 12 months thereafter, he will not engage in the business that competes with us or provide any services to any other company that does so, he will not solicit or hire any of our employees, and he will not interfere with our Company’s relationship with any customer or client of our Company.

In December 2004, we entered into three-year employment agreements with James E. Bourg, an Executive Vice President and our Chief Operating Officer and Thomas Wirth, an Executive Vice President and our Chief Financial Officer. In addition to the compensation provisions described in the table above labeled “Summary of Executive Compensation,” these agreements provide that if the executive’s employment is terminated (i) by the executive for a good reason, generally defined as material reduction of authority, duties or responsibility, reduction in annual salary below $225,000, relocation of his office, failure of our Company to provide an office, equipment and secretarial assistance, failure of our Company to pay any amounts owing under the employment agreement, or our company’s breach of the employment agreement, or (ii) by our Company other than as a result of the executive’s death, disability, conviction of (or pleading nolo contendere to) a felony, or engagement in the performance of his duties in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, the executive also will be entitled to (a) a lump sum cash payment of equal to 2.99 multiplied by the sum of the executive’s then current annual base salary and the executive’s bonus for the year in which termination occurs (but assuming a minimum $150,000 bonus), (b) full vesting of all outstanding equity-based awards held by the executive and, for those executives holding limited partnership units in Feldman Equities Operating Partnership, LP (the operating partnership through which our Company conducts business), the immediate right to convert such units to common stock in our Company and sell the common stock, and (c) three years of continuing coverage under group health plans. Each executive’s employment agreement also provides that, during the term of his employment and for 12 months thereafter, he will not engage in the business that competes with us or provide any services to any other company that does so, he will not solicit or hire any of our employees, and he will not interfere with our Company’s relationship with any customer or client of our Company.

On July 10, 2007, Mr. Wirth’s employment agreement was amended such that his term of employment with us will be extended for one year, or until November 6, 2008. In addition, his employment agreement was modified to provide that, for the purpose of calculating the amount to be paid to Mr. Wirth upon a Change of Control, as defined, the average bonus shall not be deemed to be less than $200,000. No other modifications have been made to his employment agreement.

On December 17, 2006, Wayne Snyder resigned from his position of Executive Vice President of Development in order to pursue private real estate investing opportunities. As a result, the Company and Mr. Snyder terminated his employment agreement dated November 15, 2005 and he received no severance or other benefits. Mr. Snyder remained with our Company through January 9, 2007.

Effective April 17, 2007, we entered into an agreement with Lloyd Miller, our Executive Vice President of Leasing since November 2005, pursuant to which he agreed to resign from the Company. We made a severance payment to Mr. Miller in the amount of $147,000 and also repurchased 15,500 of Mr. Miller’s shares of our common stock at a price of $12.50 per share. Subsequent to the execution of this agreement, Mr. Miller notified us that he had exercised his right to rescind the agreement. He also threatened to make a claim against us alleging breach of his employment contract with the Company. We settled this matter with Mr. Miller in the amount of $325,000. We have not named a replacement for Mr. Miller.

As of October 26, 2007, Larry Feldman agreed with us to vacate the position of Chief Executive Officer of the Company. In connection with such action, Mr. Feldman agreed with us that such action would not constitute “good reason” under his employment agreement, except that under our agreement with him, in the event of any termination of his employment (including, without limitation, a voluntary termination by Mr. Feldman), he will automatically be entitled to certain payments and benefits pursuant to his employment agreement within ten days after such termination. Notwithstanding the foregoing, Mr. Feldman will not be entitled to such payments and benefits if (i) he terminates his employment voluntarily without “good reason” before February 1, 2008, (ii) if his employment is terminated by us “for cause” or (iii) if his employment is terminated by either Mr. Feldman or us after May 31, 2008.

Cost of Termination Under Employment Agreements

		Continuation of
		Medical/Welfare	Acceleration and		Total
	Cash Severance	Benefits (Actual	Continuation of	Excise Tax	Termination
Type of Termination/Name(1)	Payment(2)	Value)(3)	Equity Awards	Gross-Up	Benefits

Termination Upon Death
Larry Feldman(4)	—	$44,981	—	—	$44,981
Thomas E. Wirth(6)	$25,000	30,668	$766,148	—	821,829
James Bourg	20,000	33,515	—	—	53,515
Termination Upon Disability
Larry Feldman(4)	—	44,981	—	—	44,981
Thomas E. Wirth(6)	25,000	30,668	766,148	—	821,829
James Bourg	20,000	33,515	—	—	53,515
Termination With Cause or With Good Reason
Larry Feldman(4)	—	—	—	—	—
Thomas E. Wirth(6)	—	—	—	—	—
James Bourg	—	—	—	—	—
Scott Jensen	—	—	—	—	—
Termination Without Cause or Without Good Reason
Larry Feldman(4)(5)	2,990,000	44,981	—	—	3,034,981
Thomas E. Wirth(6)	740,025	30,668	766,148	—	1,536,854
James Bourg	1,270,750	33,515	—	—	1,304,265
Scott Jensen	1,270,750	33,515	—	—	1,304,265

		Continuation of
		Medical/Welfare	Acceleration and		Total
	Cash Severance	Benefits (Actual	Continuation of	Excise Tax	Termination
Type of Termination/Name(1)	Payment(2)	Value)(3)	Equity Awards	Gross-Up	Benefits

Termination in Connection With a Change of Control (COC)
Larry Feldman(4)(5)	2,990,000	44,981	—	$1,463,901	4,498,882
Thomas E. Wirth(6)(7)	740,025	30,668	766,148	—	1,536,854
James Bourg	1,270,750	33,515	—	—	1,304,265
Scott Jensen	1,270,750	33,515	—	—	1,304,265
Aggregate Top 3
Termination Upon Death	45,000	109,164	766,148	—	920,325
Termination Upon Disability	45,000	109,164	766,148	—	920,325
Termination With Cause or Without Good Reason	—	—	—	—	—
Termination Without Cause or For Good Reason	5,531,500	112,011	766,148	—	6,409,672
Termination in Connection With a Change of Control (COC)(7)	5,531,500	112,011	766,148	1,463,901	7,873,573

(1)	In analyzing the “golden parachute” tax rules (assuming that such rules are potentially applicable here), we have taken the position for purposes of completing the table that no value has been assigned to the post-termination non-competition covenants in the employment agreements with each person set forth in the table.

(2)	All amounts reflect cash.

(3)	The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for named individuals during 2006, each of whom will receive these benefits for three years.

(4)	As of October 26, 2007, Mr. Feldman resigned his position as Chief Executive Officer of the Company.

(5)	Under the employment agreement for Mr. Feldman, if any payments constitute “excess parachute payments” under Section 280G of the Internal Revenue Code (the “Code”) such that Mr. Feldman incurs an excise tax under Section 4999 of the Code, we will provide an “excise tax gross-up” payment in an amount such that Mr. Feldman would receive the same amount of severance had the excise tax not applied. The cost of the excise tax gross-up is an estimate based on a number of assumptions including: (i) Mr. Feldman is subject to a change of control during 2006, (ii) terminated on December 31, 2006 without cause following that change of control.

(6)	As of October 26, 2007, Mr. Wirth was appointed President and Chief Financial Officer of the Company.

(7)	On July 10, 2007, Mr. Wirth’s employment agreement was amended to provide that, for the purpose of calculating the amount to be paid to Mr. Wirth upon a Change of Control, as defined in his employment agreement, the average bonus shall not be deemed to be less than $200,000.

Independent Auditors’ Fees and Services

The following summarizes the fees paid to KPMG LLP for the years ended December 31, 2006 and 2005:

	2006	2005

Audit fees(1)	$1,846,485	$1,586,000
Audit-related fees(2)	192,800	141,800
Tax fees(3)	—	46,000
All other fees	—	—

Total fees	$2,039,285	$1,773,800

(1)	“Audit fees” are the aggregate fees billed by KPMG LLP for professional services rendered in connection with the Company’s annual audit, review of unaudited financial information and audit of the Company’s internal controls over financial reporting for the years ended December 31, 2006 and 2005. Excludes out-of-pocket expenses billed.

(2)	“Audit-related fees” include fees relating to audits of unconsolidated joint ventures, and audits and limited reviews of unaudited financial information relating to statements of revenues and expenses for acquired properties.

(3)	“Tax fees” are fees related to tax advice and consultation relating to REIT compliance.

The Company’s Audit Committee is responsible for retaining and terminating the Company’s independent auditors (subject, if applicable, to stockholder ratification) and for approving the performance of any non-audit services by the independent auditors. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent auditors and for presenting its conclusions with respect to the independent auditors to the full Board.

Pre-Approval Policies and Procedures of our Audit Committee

The Audit Committee Charter provides that our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent auditors, except for any de minimis non-audit services. Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of fees we paid to our independent auditors during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee’s attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. None of the fees reflected above were approved by our Audit Committee pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All fees for services performed during 2006 and 2005 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us as of November 7, 2007 with respect to any common stock of the Company or operating partnership units of Feldman Equities Operating Partnership LP owned by our continuing directors and executive officers, and any individual or group of stockholders known to be the beneficial owner of more than 5% of the issued and outstanding common stock. There are no other of our directors, nominees for director or executive officers who beneficially own common stock.

	Common Stock		% of Basic	Operating	% of Common Stock
	Beneficially		Common Stock	Partnership Units	if all OP Units
Name and Address of Beneficial Owner(1)	Owned		Outstanding	Owned	Converted to Stock

Larry Feldman(2)	169,781		1.3%	947,610 (9)	7.7%
James C. Bourg(3)	9,615		*	233,504	1.7%
Thomas Wirth(2)	86,538	(10)	*	—	*
Lawrence S. Kaplan(4)	3,000		*	—	*
Bruce E. Moore(5)	3,000		*	—	*
Paul H. McDowell(6)	3,000		*	—	*
Wells Fargo Capital Management Incorporated(7)	1,282,700		9.8%	—	8.9%
Kensington Investment Group, Inc.(12)	1,183,404		9.1%	—	8.2%
Inland American Real Estate Trust, Inc.(11)	1,283,500		9.8%	—	8.9%
All executive officers, directors and nominees for director as a group(8)	274,934		2.1%	1,181,114	10.1%

*	Less than 1.0%.

(1)	Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2)	c/o Feldman Mall Properties, Inc., 1010 Northern Avenue, Suite 314, Great Neck, NY 11021. On October 26, 2007, Mr. Feldman resigned his position as Chief Executive Officer of the Company.

(3)	c/o Feldman Mall Properties, Inc., 2201 E. Camelback Road, Suite 350, Phoenix, Arizona 85016.

(4)	1561 Dolington Rd., Yardley, PA 19067

(5)	c/o Brandywine Financial Services Corp., 2 Pond’s Edge Drive — POB 500, Chadds Ford, PA 19397.

(6)	c/o Capital Lease Funding, Inc., 1065 Avenue of Americas, 19th Floor, New York, New York 10018.

(7)	This information was obtained from Schedule 13G filed with the SEC on February 5, 2007. This stockholder’s address is 525 Market Street, San Francisco, CA 94105.

(8)	This group is composed of the five directors (Larry Feldman, James Bourg, Lawrence Kaplan, Bruce Moore and Paul McDowell) and Thomas Wirth who is an executive officer but not a director.

(9)	Includes operating partnership units of Feldman Equities Operating Partnership LP issued to Feldman Partners, LLC, an Arizona limited liability company (“Feldman Partners”). Feldman Partners is controlled by Larry Feldman and is owned by Larry Feldman and his brother, sisters, children, nieces and nephews.

(10)	Includes 76,923 shares of restricted stock that will vest over five years, with the first vesting occurring January 1, 2006.

(11)	This information was obtained from Schedule 13D filed with the SEC on April 10, 2007. Assuming conversion of 2,000,000 shares of our series A preferred shares held by Inland American Real Estate Trust, Inc. (“Inland”) into 3,546,099 shares of common stock, Inland’s percentage ownership would be 29.1%. Pursuant to the purchase agreement that Inland entered into with us on April 10, 2007, the preferred shares are convertible into common shares after June 20, 2009, at an initial conversion ratio of 1:1.77305, if approved by a majority of our common stockholders. The stockholder’s address is 2901 Butterfield Road, Oak Brook, Illinois 60523.

(12)	This information was obtained from Schedule 13G/A filed with the SEC on January 30, 2007. The Stockholder’s address is 4 Orinda Way, Suite 200 C, Orinda, CA 94563.

Certain Relationships and Related Transactions

Messrs. Feldman, Bourg and Jensen have the right to receive additional OP Units for ownership interests contributed as part of the formation transactions upon our achieving a 15% internal rate of return from the Harrisburg joint venture on or prior to December 31, 2009. The right to receive such additional OP Units is a financial instrument that we recorded as an obligation of the offering that is adjusted to fair value each reporting period until the thresholds have been achieved and the OP Units have been issued. Based on the expected operating performance of the Harrisburg Mall, the fair value is estimated to be $3.9 million and $5.3 million at December 31, 2006 and 2005, respectively. The reduction in the fair value estimate for the year ended December 31, 2006 totaling $1.4 million was caused by our reduction of the anticipated return we will receive on the project. The decrease in our anticipated return is due to an increase in the anticipated redevelopment costs and delays in the timing of certain redevelopment plans. The fair value of this obligation is assessed by management on a quarterly basis.

Effective November 3, 2006, Jeffrey Erhart, our former General Counsel, left our Company. In connection with Mr. Erhart’s separation, we bought back his OP Units, totaling approximately 179,000 units, at a price of $9.75 per share or $1.7 million. As of December 31, 2006, we had paid 90% of this amount, or $1.6 million, to Mr. Erhart in cash. Under the terms of Mr. Erhart’s separation agreement, the remaining 10%, or $175,000, was paid in April 2007.

The Company may engage Brandywine Financial Services Corporation and/or its affiliates for which Mr. Bruce Moore serves as Chief Executive Officer to provide certain organizational assistance to the Company, including back office accounting and budgeting support. The details of such engagement have not been determined as of the date of this proxy statement.

In April 2007, the Company entered into an agreement to issue and sell to Inland American up to 2,000,000 shares of our Series A Preferred Stock in one or more private placements. In connection with this issuance and in accordance with the Articles Supplementary with respect to the Series A Preferred Stock, the holders of the Series A Preferred Stock have the right to nominate and elect a director to the Board. As of the date of this proxy statement, such holders have declined to nominate and elect a director to serve on the Board.

Other Matters

When Are Stockholder Proposals Due for the 2007 Annual Meeting?

Under SEC rules, proposals from our eligible stockholders for presentation for action at the 2008 annual meeting of stockholders must be received by us no later than [          ], 2007, in order to be considered for inclusion in the Proxy Statement and Proxy for the 2008 annual meeting. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company at the Company’s principal executive offices. Proposals we receive after [          ], 2007 will not be included in the Proxy Statement or acted upon at the 2008 annual meeting.

Under our Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify the Secretary of the Company in writing of the director nominee or the other business. The notice must include the required information and be delivered to the Secretary at the principal executive offices of the Company not earlier than the 150th day and not later than 5:00 p.m., Eastern Standard Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.

If the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern Standard time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which disclosure of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting does not change or create a new opportunity for notice as described above.

The stockholder’s notice shall set forth the following, as applicable:

(1) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of such individual, (b) the class, series and number of any shares of our stock that are beneficially owned by such individual, (c) the date such shares were acquired and the investment intent of such acquisition, and (d) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A and Schedule 14A (or any successor provision) under the Securities Exchange Act of 1934 and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below) individually or in the aggregate, (including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom);

(3) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the Corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person;

(4) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (2) or (3) above, the name and address of such stockholder, as they appear on the Company’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and

(5) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

“Stockholder Associated Person” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (2) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and (3) any person controlling, controlled by or under common control with such Stockholder Associated Person.

Are there any other matters coming before the 2007 Annual Meeting?

Our management does not intend to bring any other matters before the Annual Meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their best judgment on such matters.

We urge you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

By Order of the Board of Directors

/s/ Thomas E. Wirth
Thomas E. Wirth
Secretary

Great Neck, New York
November [  ], 2007

FELDMAN MALL PROPERTIES, INC.
1010 Northern Blvd, Suite 314
Great Neck, New York 11021
Proxy for Annual Meeting of Stockholders to be held on December 21, 2007
THIS PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS
For the annual meeting of stockholders to be held December 21, 2007, the undersigned appoints Lawrence Feldman, Lawrence S. Kaplan, Bruce E. Moore and Paul H. McDowell, or any one of them, with full power of substitution to attend the Annual Meeting of Stockholders of Feldman Mall Properties, Inc. on December 21, 2007 (the “Annual Meeting”), and any adjournments thereof, on behalf of the undersigned and to vote all shares which the undersigned would be entitled to vote and to take all actions which the undersigned would be entitled to take if personally present upon the following matters set forth in the Notice of Annual Meeting and described more fully in the Proxy Statement.
This proxy, when properly executed, will be voted as directed. If this proxy is executed but no direction is indicated, this proxy will be voted FOR the proposal to elect Lawrence Feldman, Lawrence S. Kaplan, Bruce E. Moore and Paul H. McDowell as directors to serve until the 2008 annual meeting of stockholders or until their respective successors are elected and duly qualified; FOR the approval of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2007; FOR the approval of the convertibility feature of the Company’s 6.85% Series A Cumulative Contingently Convertible Preferred Stock, par value $0.01 per share; FOR the approval of a stockholder proposal that the Company engage an investment bank to pursue strategic alternatives; and in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy heretofore given with respect to such meeting.

Please vote and sign on other side and return promptly in the enclosed envelope.	SEE REVERSE SIDE

☑	Please mark your votes as in this example.

1.	Proposal to elect four directors to serve until the 2008 annual meeting of stockholders or until their successors are elected and duly qualified.

Nominees:	Lawrence Feldman
Lawrence S. Kaplan
Bruce E. Moore
Paul H. McDowell

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT
☐	☐	☐
2.	Proposal to approve the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	Proposal to approve the convertibility feature of our 6.85% Series A Cumulative Contingently Convertible Preferred Stock, par value $0.01 per share.

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Proposal to approve a stockholder proposal that the Company engage an investment bank to pursue strategic alternatives.

FOR	AGAINST	ABSTAIN
☐	☐	☐
5.	In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholder, the proxy statement with respect thereof and our annual report to stockholders with respect to our 2006 fiscal year and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.
☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:	Date:	Signature:		Date:
If Held Jointly
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Change of Address: